                                                Filed Pursuant to Rule 424(B)(1)
                                                      Registration No. 333-04977



        PROSPECTUS SUPPLEMENT NO. 10 TO PROSPECTUS DATED AUGUST 16, 1996

                           TRANS WORLD AIRLINES, INC.
                              2,268,214 SHARES OF
8% CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK, $.01 PAR VALUE PER SHARE
 (SUBJECT TO CONVERSION INTO SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE)

    The 2,268,214 shares of 8% Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the shares of Preferred Stock as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated August 16, 1996 (the "Prospectus"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

    The Selling Holders will receive all of the net proceeds from the sale of the Preferred Stock and, accordingly, the Company will receive none of the proceeds from the sales thereof.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

    No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

    The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                                SELLING HOLDERS

    The following table sets forth information as of November 25, 1996 with respect to the Selling Holders of the securities offered hereby, the number of shares of Preferred Stock beneficially owned by each Selling Holder, and the shares of Preferred Stock that are being offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell shares of Preferred Stock in accordance with the requirements set forth in the Prospectus. Other beneficial owners of the Preferred Stock not set forth below may be added as Selling Holders to this Prospectus in the future. None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates except as may be set forth below. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Preferred Stock and the Common Stock.

                                                                                                                   APPROXIMATE
                                                                                                                 NUMBER OF SHARES
                                               NUMBER OF SHARES      NUMBER OF SHARES       PERCENTAGE OF        OF COMMON STOCK
                                              OF PREFERRED STOCK       OF PREFERRED       OUTSTANDING SHARES        INTO WHICH
                    NAME                      BENEFICIALLY OWNED      STOCK OFFERED       OF PREFERRED STOCK       CONVERTIBLE
--------------------------------------------  ------------------     ----------------     ------------------     ----------------
PaineWebber, Inc............................         238,550               238,550                6.17%              588,502.85
Nomura Securities (Bermuda) Ltd.............          90,000                90,000                2.53%              222,030.00
JMG Convertible Investment L.P..............         160,000               160,000                4.14%              394,720.00
Triton Capital Investment Ltd...............          30,000                30,000                0.78%               74,010.00
Alpine Associates...........................         240,000               240,000                6.20%              592,080.00
United National Insurance(1)................           2,000                 2,000                0.05%                4,934.00
Lincoln National Convertible Securities
  Fund(2)...................................          41,800                41,800                1.08%              103,120.60
Lincoln National Life Insurance(2)..........         145,000               145,000                3.75%              357,715.00
Weirton Trust(3)............................          18,200                18,200                0.47%               44,899.40
Fidelity Puritan Trust:
  Fidelity Balanced Fund....................          39,400                39,400                1.02%               97,199.80
Fidelity Financial Trust:
  Fidelity Convertible Securities Fund......         210,000               210,000                5.43%              518,070.00
Fidelity Financial Trust:
  Fidelity Equity-Income Fund...............         175,500               175,500                4.54%              432.958.50
Fidelity Fixed-Income:
  Spartan High Income Fund..................         231,500               231,500                5.98%              571,110.50
Fidelity Management Trust Company on behalf
  of accounts managed by it(4)..............          96,600                96,600                2.50%              238,312.20
Merrill Lynch, Pierce, Fenner & Smith
  Inc.......................................         251,550               251,550                6.50%              620,573.85
PaineWebber, Inc............................         105,900               105,900                2.74%              261,255.30
Donaldson, Lufkin & Jenrette Sec. Corp......          61,500                61,500                1.59%              151,720.50
K A Trading, LP.............................          49,814                49,814                1.29%              122,891.14
Donaldson, Lufkin & Jenrette Sec. Corp......          80,900                80,900                2.09%              199,580.30
                                                  ----------         ----------------            -----           ----------------
        Total...............................       2,268,214             2,268,214               58.63%            5,595,683.94
                                              =================      ================     =================      ================

                                                        (Continued on next page)

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 25, 1996

(Continued from cover page)
---------------

(1) Record holder PNC Bank; shares to be offered through Lynch & Mayer, Inc., Investment Managers.
(2) Record holder Banker's Trust; shares to be offered through Lynch & Mayer, Inc., Investment Managers.
(3) Record holder Mellon Bank; shares to be offered through Lynch & Mayer, Inc., Investment Managers.
(4) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent.

     Information concerning the sale of other shares of Preferred Stock by their beneficial holders will be set forth in additional Prospectus Supplements. As of the date of this Prospectus Supplement, the aggregate number of shares of Preferred Stock outstanding is 3,869,000.

     It is not possible to predict the number of shares of Preferred Stock that will be sold hereby. Consequently, it is not possible to predict the number of shares of Preferred Stock that will be owned by the Selling Holders following completion of sales of the securities offered hereby.